Comtex Relevant Reliable Real-Time                     Release:  Immediate
                                                       For:  Comtex News Network
                                                               (Symbol: CMTX)


Contact:          Amber Gordon
                  agordon@comtex.com
                  703-820-2000 x8011

                COMTEX REPORTS THIRD QUARTER FISCAL 2005 EARNINGS

Alexandria, VA, May 16, 2005 - Comtex News Network, Inc., (OTC BB: CMTX), a leading provider of economically useful electronic real-time news and content, today announced fiscal 2005 third quarter and year-to-date earnings.

         For the quarter ended March 31, 2005, the Company reported operating income of $109,000 and net income of $82,000, or $0.01 per share, versus last year's third quarter operating loss of $(26,000) and net loss of $(68,000), or ($0.00) per share. Revenues were $1.9 million for both periods.

         For the nine months ended March 31, 2005, the Company reported operating income of $400,000 and net income of $298,000, or $0.02 per share, versus last year's nine month operating loss of $(1.3) million and net loss of $(1.4) million, or ($0.10) loss per share. Revenues for the nine months ended March 31, 2005 were $6 million compared to $6.1 million for the same period of fiscal 2004.

         Comtex's continued profitability was largely due to decreased operating expenses, particularly in the areas of general / administrative costs and technical operations costs, partially offset by increased sales / marketing expenses and, by decreased revenues. The decline in revenues resulted primarily from continuing business contractions within the electronic news marketplace.

         C.W. Gilluly, Comtex's Chairman and Interim CEO, stated, "Comtex management is focused on developing and introducing innovative, economically useful news and information products for our clients. We are pleased to report profitability during this time of product development."


About Comtex
Comtex (www.comtex.com) provides real-time news and economically useful information to businesses whose customers need more than just facts. Comtex customers receive select content from key sources which is further enhanced with stock tickers and an extended lexicon of relevant terms. With a specialization in the financial news and content marketplace, Comtex receives, enhances, combines and filters news and content received from national and international news bureaus, agencies and publications, and distributes more than one million total stories per day. Comtex's state-of-the-art technology delivers this relevant content and reliable service in real-time. Comtex has offices in New York City and Alexandria, Virginia.

                             Financial Table Follows

                                                                         More...

Comtex:  Reports 3rd Quarter FY 2005 Earnings                            Page 2
May 16, 2005

                            Comtex News Network, Inc.
                             Selected Financial Data
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                                 Three Months Ended                      Nine Months Ended
                                                      March 31                                March 31
                                         -----------------------------------     -----------------------------------
                                                  2005              2004                    2005            2004
                                                  ----              ----                    ----            ----

Revenues                                        $ 1,927           $ 1,962                 $ 6,000       $  6,149
Operating Income (Loss)                             109               (26)                    400         (1,263)
Net Income (Loss)                               $    82           $   (68)                $   298       $ (1,355)
                                         -----------------------------------     -----------------------------------

Net Earnings (Loss) Per Share
     Basic                                      $  0.01           $  0.00                 $  0.02       $  (0.10)
                                         -----------------------------------     -----------------------------------
     Diluted                                    $  0.01           $  0.00                 $  0.02       $  (0.10)
                                         -----------------------------------     -----------------------------------

Weighted Avg. # Shares:
     Basic                                       13,600            13,588                  13,600         13,560
                                         -----------------------------------     -----------------------------------
     Diluted                                     14,745            13,588                  14,736         13,560
                                         -----------------------------------     -----------------------------------

Reconciliation to EBITDA:
 Net Income (Loss)                              $    82           $   (68)                $   298       $ (1,355)
Stock-based compensation                              -                16                       -             68
Depreciation & Amortization                         177               197                     505            679
Interest/Other Expense                               27                42                     102             92
Income Taxes                                          -                 -                       -              -
                                         -----------------------------------     -----------------------------------
EBITDA                                          $   286           $   187                 $   905       $   (516)



Please Note: EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

Also note, except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. These statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including the occurrence of unanticipated events or circumstances relating to the fact that Comtex is in a highly competitive industry subject to rapid technological, product and price changes. Other factors include the possibility that demand for the Company's products may not occur or continue at sufficient levels, changing global economic and competitive conditions, technological risks and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Comtex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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